Exhibit 99.1

Sterling Financial Corporation of Spokane, Wash., Announces Pending Appointments of Howard Behar and Webb Edwards to Board of Directors

SPOKANE, Wash.--(BUSINESS WIRE)--January 13, 2011--Sterling Financial Corporation (NASDAQ:STSA) (“Sterling”), the bank holding company of Sterling Savings Bank, today announced that its board of directors has approved the appointments of Howard Behar and Webb Edwards to its board of directors pending regulatory approval.

“Howard Behar is grounded in the belief that a customer’s experience is a distinct differentiator in the market place,” said Greg Seibly, president and chief executive officer of Sterling Financial Corporation. “We look forward to benefiting from Howard’s extensive experience in the retail market as Sterling continues to implement its strategic plans for recovery and growth.

“In addition,” Seibly continued, “Webb Edwards has strong roots in the technical infrastructure and payments arena. His extensive background in both financial services and technology will be instrumental in positioning Sterling to be a bank of choice into 2011 and beyond.”

Behar said, “Sterling’s recapitalization is just the start of the story. I believe the time is right for Washington’s largest community bank to seize on the opportunities that lie ahead. I am fortunate to become a part of the Sterling team.”

Edwards added, “The Pacific Northwest is ready for a mid-size community bank to take a leadership role not only in banking, but in banking technology. I look forward to being a part of the Sterling team, as I anticipate great things ahead for the bank and the region.”

Behar has strong ties to the Northwest. He was with Starbucks Coffee Company for more than 21 years in both leadership positions and as a director, most recently as president, North America. Since retiring from Starbucks in 2003, Behar wrote “It’s Not About the Coffee,” a book that describes his leadership principles. He currently serves on several profit and nonprofit boards, including Anna’s Linens, Wild Ginger Restaurants, EZ Grill, The Greenleaf Center for Servant Leadership, the Washington Business Alliance and the University of Washington Foundation board, where he is the vice chairman.

Edwards has been providing advisory services to technology companies in the areas of strategy, market positioning, technology infrastructure and payments for the past two years. Previously, Edwards was executive vice president and then president of Wells Fargo Services Company (WFSC), the technology, call center and operations subsidiary of Wells Fargo & Company. Before his work at WFSC, Edwards was executive vice president of Norwest Corporation, president for Norwest Services, Inc. and executive vice president and general manager of information services for First Interstate Bancorp. Edwards began his career with the Federal Reserve Bank in Atlanta.

About Sterling Financial Corporation

Sterling Financial Corporation of Spokane, Wash., is the bank holding company for Sterling Savings Bank, a commercial bank. The bank is state chartered and federally insured. Sterling offers banking products and services, mortgage lending, construction financing and investment products to individuals, small businesses, commercial organizations and corporations. As of Sept. 30, 2010, Sterling Financial Corporation had assets of $10.03 billion and operated 178 depository branches throughout Washington, Oregon, Idaho, Montana and California. Visit Sterling’s website at www.sterlingfinancialcorporation-spokane.com.

Sterling Savings Bank ranked “Highest Customer Satisfaction with Retail Banking in the Northwest Region” in the J.D. Power and Associates 2010 Retail Banking Satisfaction Study℠. Sterling Savings Bank received the highest numerical score among retail banks in the Northwest region in the proprietary J.D. Power and Associates 2010 Retail Banking Satisfaction Study℠. The study was based on 47,673 total responses measuring 6 providers in the Northwest Region (OR, WA) and measures opinions of consumers with their primary banking provider. Proprietary study results are based on experiences and perceptions of consumers surveyed in January 2010. Your experiences may vary. Visit jdpower.com.

CONTACT:
Sterling Financial Corporation
Media Contact:
Cara L. Coon, 509-626-5348
cara.coon@sterlingsavings.com
or
Investor Contact:
Daniel G. Byrne, 509-458-3711
David Brukardt, 509-863-5423